Exhibit 99.1

Cognos adjusts public offer for Frango

This offer is not directed to persons whose participation requires a further prospectus, registration or measures other than those required under Swedish law.

The press release may not be distributed or released in any country in which distribution or the offer requires measures as stated in the preceding paragraph or is in contravention of the rules in such a country.

This announcement is a translation of the Swedish announcement and in the event of any difference between the two, the Swedish announcement will prevail.

OTTAWA, ON and BURLINGTON, MA, September 21, 2004 – Cognos Incorporated (Nasdaq: COGN; TSX: CSN) today decided to adjust its public tender offer to the shareholders of Frango AB (publ) (“Frango”), announced on August 24, 2004 by reaching an agreement to eliminate the higher bid premium on the Series A shares (held by Tom Löfstedt) relative to the Series B shares (valued at approximately SEK 2.8 million) and increasing the offer to all Frango shareholders by the same amount, or SEK 0.50 per each Series A and Series B share outstanding. The adjustment is a response by both Cognos and Tom Löfstedt to comments expressed by some shareholders regarding the fairness of paying a premium for the Series A shares.

The adjustment means that the consideration in the offer is changed as below:

•	SEK 85.50 in cash per Series A share (previously SEK 93.50 in cash)

•	SEK 85.50 in cash per Series B share (previously SEK 85.00 in cash)

The shareholders Livförsäkringsaktiebolaget Skandia, Nordea Småbolagsfond Norden and Nordea Invest Nordic Small Cap Fund, which combined represent 14.0% of the capital and 8.5% of the votes in Frango have stated that they support the transaction and will accept the adjusted offer provided no higher bid is presented. Including the previously communicated support for the offer, Cognos has now received undertakings and shareholders support for shareholdings representing 69.0% of the outstanding votes and 48.8% of the outstanding capital of Frango.

The terms and conditions and the time schedule of the Offer stated in Cognos’ press release as of August 24, 2004 as well as in the prospectus dated September 1, 2004 remains unchanged. Shareholders of Series B shares, who have already tendered their shares will receive the higher consideration, SEK 85.50 per share, and are not required to send in any new acceptances to accept the adjusted offer.

If any questions, contact Sean Reid, Cognos, +1-613-738-1440 or Rick McLaughlin, Lois Paul & Partners, +1-781-782-5752.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements relating to, among other things, Cognos expectations included in its press release as of August 24, 2004 and its prospectus dated September 1, 2004, each referenced in this press release.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include, but are not limited to: differences in Frango’s actual business and operating condition/capabilities from the condition/capabilities determined based on the due diligence process; Cognos ability to efficiently integrate Frango and the ease in which Frango can be integrated; the existence of regulatory barriers to integration; Cognos ability to retain Frango personnel; Cognos ability to maintain revenue growth or to anticipate a decline in revenue from any of its products or services; Cognos ability to develop and introduce new products and enhancements that respond to customer requirements and rapid technological change; new product introductions and enhancements by competitors; Cognos ability to compete in an intensely competitive market; Cognos ability to select and implement appropriate business models and strategies; fluctuations in its quarterly and annual operating results based on historical patterns; currency fluctuations; tax rate fluctuations; the impact of global economic conditions on Cognos business; unauthorized use of Cognos intellectual property; claims by third parties that Cognos software infringes their intellectual property; the risks inherent in international operations, such as currency exchange rate fluctuations; Cognos ability to identify, hire, train, motivate, and retain highly qualified management and other key personnel; and Cognos ability to identify, pursue, and complete acquisitions with desired business results; as well as the risk factors discussed in Cognos most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission, as well as other periodic reports filed with the SEC. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Cognos disclaims any obligation to publicly update or revise any such statement to reflect any change in its expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

ABOUT COGNOS

Cognos, the world leader in business intelligence and corporate performance management (CPM), delivers software that helps companies drive, monitor and understand corporate performance.

Cognos delivers the next level of competitive advantage – Corporate Performance Management – achieved through the strategic application of BI on an enterprise scale. Our integrated CPM solution helps customers drive performance through planning; monitor performance through scorecarding; and understand performance through business intelligence.

Cognos serves more than 22,000 customers in over 135 countries. Cognos enterprise business intelligence and performance management solutions and services are also available from more than 3,000 worldwide partners and resellers.

Cognos is traded on NASDAQ (COGN) and on The TSX in Toronto (CSN).

Cognos reported revenues of USD 683m and a net income of USD 101m for the financial year ending February 29, 2004, in accordance with United States Generally Accepted Accounting Principles.

For more information, visit the Cognos Web site at http://www.cognos.com.

ABOUT FRANGO

Frango is a leading European software company founded in 1987 enabling finance and business managers to plan, report, consolidate, monitor and analyse business information – a process generally known as Corporate Performance Management. More than 1,300 corporate customers and organisations worldwide currently rely on Frango for enhancing their understanding of corporate performance and for gaining access to timely and relevant information for improved decision-making. Headquartered in Stockholm, Frango operates through wholly-owned subsidiaries in sixteen countries throughout Europe, the Far East and the USA. These businesses are complemented by operations in a further ten countries through a network of distributors. Frango’s Series B shares are listed on the Stockholm Exchange (Stockholmsbörsen) under the symbol FRAN B.

For more information, visit the Frango Web site at http:// www.frango.se.

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